SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of Earliest Event Reported): June 17, 2004

                              1MAGE SOFTWARE, INC.
             (Exact Name of Registrant as Specified in its Charter)

        Colorado                    0-12535                     84-0866294
(State of Incorporation)       (Commission File              (IRS Employer ID
                                Number) Number)

                       6025 South Quebec Street, Suite 300
                            Englewood, Colorado 80111
                    (Address of Principal Executive Offices)

                                 (303) 694-9180
                         (Registrant's Telephone Number,
                              including Area Code)



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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

       On June 17, 2004, 1mage Software, Inc. (the "Company") received notification from the American Arbitration Association that all of the Company's claims against The Reynolds and Reynolds Company ("Reynolds") submitted for arbitration had been dismissed and a second hearing would be held, as previously scheduled, on October 11, 2004 for consideration of Reynolds' counterclaims against the Company.

       In May 1994, the Company signed a software license agreement with Reynolds (the "1994 Agreement") for the exclusive right to sublicense certain modules of 1MAGE (without payment of further license fees to the Company) to businesses primarily engaged in retail sales of new or used automobiles, trucks, or tractors (the "Licensed Software"). In 1996, the Company signed a subscription and maintenance agreement with Reynolds (the "1996 Agreement") under which annual fees are to be paid to the Company for certain products, including but not limited to the Company's software.

       On January 18, 2002, Reynolds notified the Company of its intent to terminate the 1996 Agreement effective April 22, 2002. Reynolds had installed the 1MAGE document management software in approximately 1,000 of its customer sites in the United States and Canada. As a result of various disputes arising out of the termination of the 1996 agreement, including Reynolds' decision to continue using the Company's software in its customer sites notwithstanding such termination, the Company and Reynolds became involved in litigation.

       As reported in the Company's Form 10-K for the year ended December 31, 2003, on June 21, 2002, the Company filed a civil action seeking monies owed by Reynolds under its 1996 Agreement with the Company in the District Court for the City and County of Denver, Colorado, 1MAGE SOFTWARE, INC. V. THE REYNOLDS AND REYNOLDS CO. Case No.: 02-CV-4701 ("the "Collection Action"). In its complaint in the Collection Action, the Company demands immediate payment of $193,611 currently due under that contract plus interest and costs. Reynolds deposited the $193,611 with the court clerk, pending order of the court as to its disposition and has filed an answer denying liability. The Company filed a Motion for Summary Judgment to which Reynolds has responded, denying liability and stating that in all events, the amount due is $166,741. The Court then referred the matter to arbitration.

       A lawsuit was filed by the Company in the United States District Court for the District of Colorado, 1MAGE SOFTWARE, INC. V. THE REYNOLDS AND REYNOLDS CO., ET AL., No. 02-K-1688 (OES), (the "Infringement Action"), in which the Company is seeking damages for copyright infringement resulting from continuing use of the Company's software without any license or authority by Reynolds and approximately 1,000 automobile dealers throughout the United States. The Infringement Action was referred to arbitration, along with the Collection Action. In the arbitration, Reynolds has asserted a counterclaim for $580,000, alleging that the Company, without justification or privilege, advised customers and/or prospects of Reynolds that Reynolds no longer had a license to distribute the Company software. The Company does contend that Reynolds has no such rights but denies it improperly informed Reynolds' dealers. To the Company`s knowledge, no dealer has terminated its relationship with Reynolds because of the licensing dispute.

       In the first phase of the arbitration, the Arbitrator has determined that Reynolds has a perpetual license under the 1994 Agreement to all software listed therein and to all additional third party software related to the updates, upgrades and enhancements provided under the 1996 Agreement, with one exception, Macrovision's Flex LM software which was incorporated in the License Software and in use at Reynolds' customers. The Flex LM software provides the Company with a means by which it could control the number of users, features, and time periods within which its licensees would be enabled to operate their copies of the Company's licensed software unless additional fees were paid. The Arbitrator founds that the Flex LM software provides no benefit to Reynolds and was either surplussage or provided an actual impediment, inconsistent with the 1994 Agreement, to Reynolds' use of the 1996 Licensed Software. He also found that there was no basis for the Company's claim that Reynolds either breached any agreement or infringed any of its copyright rights. Since the 1994 Agreement prohibits the Arbitrator from awarding costs or attorneys' fees, he did not address those issues and no award was made. The Arbitrator also noted that the 1994 Agreement did not appear to speak to the allocation or award of arbitration fees paid to the American Arbitration Association but whether any such award would be made would be reserved for the second phase of the arbitration.

       In the second phase of the arbitration set for October 11, 2004, the hearing will be limited to Reynolds' counterclaims, the possibility of an award or allocation of the arbitration fees, the Collection Action if requested, and whether to order the Company, as part of the relief for Reynolds' counterclaim, to (a) confirm that Reynolds has perpetual rights to the Flex LM software in use at Reynolds' customer sites, or (b) obtain such rights for Reynolds, or (c) provide Reynolds with a practical means of removing and separating the Flex LM software from the Reynolds software, without affecting the operation and functionality of the Reynolds software.





Date:  June 23, 2004                      1MAGE SOFTWARE, INC.


                                          By:  /s/ DAVID R. DEYOUNG
                                             --------------------------------
                                              David R. DeYoung, President